SETTLEMENT AGREEMENT

     This Agreement is made this ____ day of June, 1998, by and between GILDAN ACTIVEWEAR INC. d/b/a GILDAN ACTIVEWEAR, a Canadian corporation with its principal place of business at 725 Montee De Liesse, Montreal, Quebec, Canada H4T1P5 (hereinafter "Gildan") and PLUMA, INC., a North Carolina, USA corporation, with its principal place of business at 801 Fieldcrest Road, Eden, North Carolina 27288 (hereinafter "Pluma").

                                    PREAMBLE:

     Gildan and Stardust Corporation, a Wisconsin corporation (hereinafter "Stardust") previously entered into an Agreement dated October 22, 1996, and as amended on October 21, 1997 (hereinafter collectively referred to as the "Distributorship Agreement"), wherein Gildan granted to Stardust the exclusive right to distribute Gildan products within the States of Iowa, Wisconsin, Illinois, Michigan, Minnesota, Nebraska and Indiana (the "Exclusive Territory"). Until December 22, 1997, Stardust distributed Gildan fleece and jersey apparel and Gildan furnished fleece and jersey activewear apparel to Stardust pursuant to the Distributorship Agreement.

     On December 22, 1997, Pluma purchased substantially all of the assets of Stardust pursuant to the terms of an Asset Purchase Agreement by and between Pluma and Stardust (the "Stardust Acquisition"). As part of the Stardust Acquisition, Stardust assigned the Distributorship Agreement to Pluma and Pluma became the owner of all Stardust's rights under the Distributorship Agreement, the whole without prejudice to Gildan's contestation of the validity of such assignment. Since the date of the Stardust Acquisition, Gildan has, without prejudice to its rights, been supplying jersey and fleece activewear apparel to Pluma's Stardust division in Verona, Wisconsin (the "Stardust Division") pursuant to the terms of the Distributorship Agreement and the Stardust Division has been operating as a Gildan distributor pursuant to the Distributorship Agreement.

     Frank L. Robinson Company ("FLR") operated a wholesale activewear distributorship until December 30, 1997, and was a distributor of Gildan fleece and jersey activewear. On December 30, 1997, Pluma purchased substantially all of the assets of FLR pursuant to the terms of an Asset Purchase Agreement between Pluma and FLR (the "FLR Acquisition"). Since the date of the FLR Acquisition, Gildan has, without prejudice to its rights, been supplying Gildan jersey and activewear apparel to Pluma's Frank L. Robinson Division in Los Angeles, California (the "FLR Division") and the FLR Division has been a Gildan distributor.

     The Stardust Division operating in Wisconsin and the FLR Division operating in California are hereinafter collectively referred to as the "Pluma Distributors."

     The Distributorship Agreement provides that Stardust (now Pluma through the Stardust Division) has the right to purchase fleece and jersey activewear apparel from Gildan at favorable prices, terms and discounts (the "Favorable Terms"). Furthermore, the Distributorship Agreement prohibits Gildan from establishing, or selling to, other distributors within the Exclusive Territory.

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In the event Gildan establishes, or sells its products to distributorships within the Exclusive Territory, other than to Broder Brothers and Alpha Shirt Company, distributors who distribute Gildan Products within the Exclusive Territory (the "Permitted Distributors"), Pluma is entitled to an award of liquidated damages from Gildan in the amount of $500,000.00 (the "Liquidated Damages") each time Gildan establishes and/or sells its products to a distributor (other than to the Permitted Distributors) within the Exclusive Territory prior to December 31, 1999. Gildan has sold its products within the Exclusive Territory to a distributor or distributors (including S & S, Inc. in Addison, Illinois ["S&S"]) who is/are not Permitted Distributor(s) in violation of the terms of the Distributorship Agreement. As a result of the Stardust Acquisition, Pluma may be entitled to recover the Liquidated Damages from Gildan which entitlement to damages is disputed by Gildan.

     Pluma has requested that Gildan manufacture and supply to the Pluma Distributors all Gildan fleece and jersey activewear apparel ordered by the Pluma Distributors (the "Apparel") until December 31, 1999. Gildan has agreed to manufacture and supply the Pluma Distributors with the Apparel ordered by them from Gildan during the term hereof provided (i) such orders do not exceed a certain volume for the remainder of the year 1998 and for the year 1999; (ii) Pluma terminates the Distributorship Agreement, including its rights to the Favorable Terms; and (iii) Pluma forebears from enforcing its alleged right to collect the Liquidated Damages (unless Gildan defaults upon its obligations hereunder) as provided in the Distributorship Agreement.

     NOW, THEREFORE, in consideration of Pluma's agreement to terminate the Distributorship Agreement (including its rights to the Favorable Terms) and forebear from enforcing its alleged right to collect the Liquidated Damages as set forth therein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Termination of Distributorship Agreement. Except as hereinafter set forth, Pluma and Gildan agree that from and after the date hereof, the Distributorship Agreement (including without limitation any benefit of the Wisconsin Fair Dealership Law ("WFDL") and any and all other rights resulting therefrom or related thereto) is terminated and Pluma shall have no further rights thereunder, including a right to the Favorable Terms, nor shall the termination of the Distributorship Agreement by this Settlement Agreement create rights for either party under the WFDL. Notwithstanding the above, the termination of Pluma's right to collect Liquidated Damages from Gildan as provided in the Distributorship Agreement is conditional upon (i) Gildan performing its obligations hereunder in every material respect, including its manufacture of and delivery to Pluma of the Apparel in the volumes and upon the price and terms required herein provided, however, that the performance of Gildan's obligations hereunder are subject to and conditional upon Pluma complying with its obligations hereunder and (ii) Gildan not selling its products to wholesale distributors within the Exclusive Territory other than to the Permitted Distributors and S&S. In the event Gildan fails to perform its obligations herein in every material respect (including its failure to (i) manufacture and deliver to Pluma Apparel according to this Agreement or (ii) refrain from selling its products to wholesale distributors within the Exclusive Territory other than the Permitted Distributors and S&S), then in such event Pluma shall continue to have the right to collect the Liquidated Damages in accordance with the terms of the Distributorship Agreement. For greater


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clarity, embroiders and screen printers who only perform decorating functions to apparel shall not be considered to be wholesale distributors.

     2. Grant of Limited Exclusive Distributorship. Except as otherwise set forth in this Section 2, Gildan hereby grants to Pluma the exclusive right to distribute Gildan products within the Exclusive Territory through the Stardust Division. Notwithstanding the preceding sentence, Gildan may sell its products within the Exclusive Territory to the Permitted Distributors and S&S. Gildan agrees that during the term of this Agreement, unless otherwise mutually agreed to in writing by Gildan and Pluma, Gildan will not establish or sell its products to any distributor within the Exclusive Territory other than to the Permitted Distributors and S&S. Notwithstanding anything hereunder to the contrary, it is agreed and understood that Gildan may sell its products to existing customers located outside the Exclusive Territory who at any time after the date hereof, open an office in the Exclusive Territory or resell Gildan Products to parties situated in the Exclusive Territory.

     3. Supply.

     3.01 During the term of this Agreement, Gildan agrees to manufacture and sell to Pluma, or its designated agent, the Apparel pursuant to orders received by Gildan from the Pluma Distributors from time to time. The Pluma Distributors may resell the Apparel in any or all parts of the United States of America, providing they comply with Gildan's distribution policies generally applicable to all Gildan distributors. The parties shall follow the production scheduling, delivery and ordering procedures set forth in Section 7 herein.

     3.02 During the term hereof, Gildan agrees to manufacture, sell and deliver to the Pluma Distributors , their entire requirements of the Apparel, of the approximate quantities, sizes and styles and at the initial prices listed on Schedule A attached hereto and incorporated herein by reference; provided, the prices for the Apparel set forth on Schedule A are initial prices only, which are subject to change as provided in Section 6 hereof. Notwithstanding anything else contained herein, in no event shall Gildan be obligated to manufacture, sell and deliver to the Pluma Distributors for the remainder of the calendar year 1998 amounts of the Apparel, which when added to all products previously delivered by Gildan to the Pluma Distributors in 1998, will be greater in volume than the total amount of like or similar products that Gildan manufactured, sold and delivered to the Pluma Distributors during calendar year 1997 as set forth in Schedule B attached. Furthermore, Gildan shall not be obligated to manufacture, sell and deliver to the Pluma Distributors during calendar year 1999 Apparel in volumes which are greater than the volume of products manufactured for and delivered to the Pluma Distributors during calendar year 1997. Subject to Paragraph 7.06 below, Pluma and Gildan acknowledge and agree that the Pluma Distributor's volume requirements for Apparel may vary between size and style from 1997 to 1998, and from 1998 to 1999, and that Gildan's obligation hereunder is to supply the same total volume of product supplied to the Pluma Distributors in 1997 or Pluma in 1998, as the case may be, but not the same volume of particular sizes or styles previously delivered.



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

     3.03 The Pluma Distributors shall have no obligation to purchase Apparel until a firm order is placed by either of them with Gildan. A "firm order" is defined as a purchase order for Apparel placed by the Pluma Distributors which specifically sets forth product, amount, price and delivery period. "Forecasts" are not "orders" and are merely estimates of possible future orders.

     4. Term. The term of this Agreement shall begin on the date hereof and shall continue through December 31, 1999, unless extended by the parties as set forth herein. However, the termination of this Agreement shall not relieve Gildan from fulfilling orders placed by Pluma with Gildan prior to the expiration of the term of this Agreement within the constraints set forth in Paragraph 3.02 above nor release Pluma of its financial obligations hereunder.

     5. Prices, Terms and Conditions. The prices set forth on Schedule A shall only be the prices for Apparel ordered by the Pluma Distributors after the date hereof, but only until Gildan gives 30 days written notification to the Pluma Distributors that prices for the Apparel have changed for all of its customers. After a notification of a change in prices for the Apparel, the prices the Pluma Distributors shall pay for the Apparel shall be based on the most recent review of the Gildan distributor price list; provided that, in no event, shall the prices paid by the Pluma Distributors for the Apparel be greater than the prices charged by Gildan to its other wholesale customers. Prices shall be specified F.O.B. at the Pluma Distributors' warehouses in Verona, Wisconsin and Los Angeles, California. Gildan agrees that prices for the Apparel include packing for shipment, marking shipping cartons, loading packaged Apparel into common carriers at Gildan's shipping docks and the procurement of all shipment documentation necessary for the Pluma Distributors to receive and accept shipped Apparel in a timely and orderly manner. Terms of payment of the invoices for Apparel shipped pursuant to this Agreement (the "New Invoices") shall be net 45 days or 2% 10 days or 1% 30 days, but in no event shall payment terms provided the Pluma Distributors by Gildan related to the Apparel shipped pursuant to this Agreement be less favorable than the best payment terms received by other Gildan wholesale distributors.

     6. Pluma's Payment of Outstanding Gildan Invoices. Pluma acknowledges the existence of unpaid Gildan invoices for Gildan product previously shipped to the Pluma Distributors (the "Old Invoices").

     Pluma agrees to pay the Old Invoices as Apparel is delivered to the Pluma Distributors pursuant to the terms of this Agreement and Gildan agrees to accept payment of the Old Invoices as described in the next sentence hereof. Within forty-eight (48) hours of the receipt by either Pluma Distributor of Apparel shipped pursuant to this Agreement, Pluma agrees to pay to Gildan Old Invoices in an amount equal to the New Invoices related to Apparel so shipped, with such payments being applied to the payment of Old Invoices in the order in which such Old Invoices were received.

     Pluma agrees that upon the execution hereof, it has caused the FLR Division to deliver to Gildan such documentation as is necessary to resolve any disputes between Gildan and the FLR Division related to the application of prior payments of Gildan invoices by the FLR Division.



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

     In the event that Pluma fails to make a payment to Gildan of any sum due and payable under a New Invoice or an Old Invoice within five (5) business days after Pluma's receipt of a written notice of payment default from Gildan or if any other default by Pluma under this Agreement remains uncured for five (5) business days after receipt of notice from Gildan that Pluma is in default of another obligation herein contained, and if, in fact, Pluma is in default then without prejudice to Gildan's right to enforce its remedies with respect thereto, the Distributorship Agreement and any and all of Pluma's rights and benefits hereunder (including, without limitation, any benefit of the Wisconsin Fair Dealership Law and any and all other rights resulting therefrom or related thereto) shall ipso facto terminate and all rights, if any, to claim any Liquidated Damages shall be forever forfeited.

     7. Production Scheduling and Delivery.

     7.01 The Pluma Distributors agree to present Gildan with three month forecasts, updated monthly, of projected purchases of the Apparel to be manufactured by Gildan for the Pluma Distributors.

     7.02 The Pluma Distributors shall provide Gildan with firm orders ("Purchase Orders") which will specify ship dates of at least two (2) months lead time upon which each style and color of the Apparel ordered therein shall be shipped complete to the Pluma Distributors. Gildan shall manufacture and ship Apparel ordered by the Pluma Distributors in accordance with the specifications, terms and conditions stated in each Pluma Distributors' Purchase Order to the extent that the Purchase Orders do not exceed forecasts supplied pursuant to Paragraph 7.01.

     7.02A The provisions of Paragraphs 3.02 and 7.02 notwithstanding, during the period of time beginning on the effective date of this Agreement and continuing for sixty (60) days thereafter (the "Interim Period"), Gildan will ship pursuant to Purchase Orders which specify reasonable ship dates within the Interim Period and all outstanding Purchase Orders are hereby cancelled and will be replaced by Purchase Orders providing for the shipment of Apparel proportionally balanced by SKU in the quantities as set forth in Schedule C hereto.

     7.03 The parties agree that with regard to completion and shipment of Apparel pursuant to Purchase Orders, time is of the essence and that the ship date which appears on the face of a Pluma Distributor's Purchase Order is a material and essential term of this Agreement.

     7.04 Gildan agrees to acknowledge its acceptance of the ship date specified on a Pluma Distributor's Purchase Order by supplying the Pluma Distributor with a confirmation copy of the Purchase Order signed by Gildan's authorized representative within thirty (30) days following Gildan's receipt of the Pluma Distributor's Purchase Order.

     7.05 In the event Gildan is unable to meet the requested delivery date for any Pluma Distributor Purchase Order, Gildan agrees to notify the Pluma Distributor in writing within thirty (30) days of receipt of the Purchase Order of its inability to comply with the ship date. The


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

parties will use their best efforts to agree upon a revised ship date and will modify the Purchase Order accordingly. In any event, a signed confirmation copy of the Pluma Distributor's Purchase Order, bearing the agreed-upon modifications, must be received by Pluma within the Thirty (30) day period specified in Section 7.04 above.

     7.06 It is the intent of Gildan and the understanding of Pluma that, under the terms of this Agreement, Pluma shall be treated on a preferred client basis. Gildan represents and warrants to Pluma that the Pluma Distributors shall be treated on equal basis with Gildan's other wholesale customers of equal or greater size. Notwithstanding anything hereunder to the contrary, Gildan's obligation to sell and to fill, supply and ship Apparel to Pluma Distributors shall be made on a best efforts and endeavors basis only and shall be subject
(i) to the Pluma distributors not making any material deviations in its ordering pattern (e.g. changes in styles and quantities of styles), as set forth in Schedule B hereto, and (ii) to Gildan's production capacities from time to time and other problems beyond the reasonable control of Gildan which may from time to time be encountered such as strikes, customer clearing problems, raw material shortage, acts of third parties and generally, and other act of force majeure. Furthermore, any delivery dates agreed to by Gildan from time to time shall be estimates only and Gildan shall not be held responsible for any direct or indirect damages, including, lost profits, lost savings, third party claims or other incidental or consequential damages resulting from any delay in delivery, save and except if the delay in delivery was occasioned by circumstances solely within the control of Gildan.

     8. Defective and Nonconforming Returns.

     8.01 Any and all shipments of Apparel by Gildan to the Pluma Distributors that does not materially conform to Gildan product specifications, Distributor Purchase Order details, terms and conditions, product quality standards, may be returned to Gildan freight collect following 30 days prior written notice to Gildan of the planned return, during which 30 days Gildan will be entitled to have same inspected.

     8.02 Any Gildan product received by the Distributors that is materially defective or non-conforming may be retained by the Distributors as agreed to by both Gildan and the Distributor. Any credits or deductions against Gildan invoices for such products must be authorized in writing by Gildan, prior to the Distributor taking the deduction or credit.

     9. Waiver. The failure or forbearance by a party to exercise any of its rights or remedies with respect to non-performance of this Agreement by the other party shall not operate as a waiver as to any other or subsequent non-performance.

     10. Right to Adequate Assurance of Performance. If Pluma, acting reasonably believes that Gildan is unwilling or unable to perform any of the obligations required of Gildan under this Agreement, Pluma may, in writing, demand that Gildan provide Pluma with assurances that Gildan is ready, willing and able to perform. Pluma shall be entitled to suspend its own performance under the Agreement until it receives adequate assurance, in writing, from Gildan of its intent and ability


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to fully perform under this Agreement. If Gildan fails to provide Pluma with adequate assurances of due performance within ten (10) days after receipt of Pluma's written request for said assurances, Pluma may terminate its obligations under this Agreement after ten (10) days written notice to Gildan, but such termination shall not affect any of Pluma's legal remedies as a result of Gildan's non-performance hereunder.

     11. Other Agreements. The undersigned represent that they are authorized to sign this Agreement on behalf of the parties hereto. The parties each represent that no provision of this Agreement will violate any other agreement that a party may have with any other person, company, firm or entity. Each party has relied upon said representation in entering into this Agreement.

     12. Notices. All notices which are provided for in this Agreement unless specifically provided otherwise, shall be given in writing by certified or registered mail, return receipt requested, by hand delivery or by telecopier or facsimile transmission, and any such notice shall be deemed to have been given on the date when such certified or registered mail or hand delivery or telecopier or facsimile transmission was received and receipted for or refused. All notices shall be addressed as follows:

If to Pluma:                        R. Duke Ferrell, Jr.
                                    Chief Executive Officer and President
                                    Pluma, Inc.
                                    801 W. Fieldcrest Road
                                    Eden, NC 27288
                                    Telecopier Number: 336/635-1814

With a copy to:                     Thomas T. Crumpler, Esquire
                                    Allman Spry Leggett & Crumpler, P.A.
                                    380 Knollwood Street, Suite 700
                                    Winston-Salem, NC 27103
                                    Telecopier Number: 336/721-0414

If to Gildan:                       Gildan Activewear
                                    725 Montee De Liesse
                                    Montreal, Quebec, Canada H4T1P5
                                    Attention:  Glenn Chamandy
                                    Telecopier Number: 514/735-3888

With a copy to:                     Gino Martel
                                    Hart, Saint-Pierre
                                    1 Place Ville Marie
                                    Suite 2125
                                    Montreal, Quebec H3B2C6
                                    Telecopier Number:  514/866-8323


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Either party to this Agreement may provide the other party with written notice of a change of address to be thereafter used for the purposes of this Agreement.

     13. Entire Agreement. The signature of the parties set forth below are their acknowledgment that this Agreement sets forth their entire understanding and agreement, and that there are no representations or promises between the parties hereto except as set forth herein. No provision of this Agreement may be waived, changed, terminated, modified or discharged, orally or otherwise, except by a writing signed by the party against whom such waiver, change, termination, modification or discharge is sought to be enforced.

     14. Consultation by Parties. If in performance under this Agreement any causes beyond the control of either party hamper continuation and/or execution of the relationship contemplated under this Agreement, then the parties shall consult with each other in an effort to take whatever reasonable steps are necessary to protect their interest, except as otherwise mentioned in this Agreement.

     15. Force Majeure. Except as otherwise provided for in this Agreement, neither party shall hold the other responsible for any delay or failure of performance occasioned or caused by strikes, riots, fire, insurrection or the elements, embargoes, failure of carriers, inability to obtain materials or transportation facilities, acts of God or of the public enemy, governmental tariffs or quotas, compliance with any law, regulation or other governmental or court order, whether or not valid, or other causes beyond the reasonable control of the party.

     16. Governing Law. This Agreement is entered into in the State of Wisconsin. The parties agree that the construction, interpretation and validity of this Agreement shall be governed by Wisconsin law, and that appropriate state or federal courts in the state of Wisconsin shall have exclusive jurisdiction over any suit, action or proceeding arising out of or relating to this Agreement. The parties further agree that final judgment or decree in any such suit, action or proceeding shall be conclusive and binding upon the parties, and enforceable in any appropriate court.

     17. Parties Bound. This Agreement shall be binding upon and inure to the benefit of each party's respective officers, directors, employees, successors and assigns.

     18. Enforceability. If any provision of this Agreement is held void by a final judgment or decree of any court, commission or other judicial or quasi-judicial body of competent jurisdiction, this Agreement shall remain in force and effect in all other aspects as if said provision had not been included in the Agreement.

     19. Representation of Counsel. Gildan and Pluma acknowledge that each was given the opportunity to have this Agreement and all matters related thereto reviewed and approved by independent counsel. This Agreement is totally voluntary on the part of each party and each desires that the terms of this Agreement be given full force and effect in the future.



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     IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the day and year first hereinabove written.


                [Remainder of Page is Left Blank Intentionally -
                       Following Page is Signature Page]


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                                SIGNATURE PAGE TO
                            AGREEMENT BY AND BETWEEN
                     GILDAN ACTIVEWEAR, INC. AND PLUMA, INC.
                             DATED JUNE______, 1998


PLUMA                                        PLUMA, INC.


                                    By:      ___________________________________
                                    Its:     ___________________________________



GILDAN                                       GILDAN ACTIVEWEAR, INC.



                                    By:      ___________________________________
                                    Its:     ___________________________________





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